Exhibit 99.2

IAC Q1 2015 Management’s Prepared Remarks

Set forth below are IAC management’s prepared remarks relating to IAC’s earnings announcement for the first quarter of 2015.  IAC will audiocast a conference call to answer questions regarding the Company’s Q1 financial results and these prepared remarks on Wednesday, April 29, 2015 at 8:30 a.m. Eastern Time.  The live audiocast will be open to the public at www.iac.com/Investors.  These prepared remarks will not be read on the call.

Non-GAAP Financial Measures

These prepared remarks contain references to certain non-GAAP measures which, as a reminder, include Adjusted EBITDA, to which we’ll refer in these prepared remarks as “EBITDA” for simplicity.  These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, financial information presented in accordance with GAAP.  Please refer to our Q1 2015 press release and the investor relations section of our website for all comparable GAAP measures and full reconciliations for all material non-GAAP measures.

Please see the Safe Harbor Statement at the end of these remarks.

The Match Group (Greg Blatt, Chairman, The Match Group)

The Match Group had a strong first quarter.

Growth in Dating paid member count (PMC) accelerated dramatically.  Part of this is attributable to the launch of Tinder Plus in March, but healthy performance in the other businesses also contributed meaningfully.  Specifically, PMC growth rates for the quarter in North America, excluding Tinder, nicely exceeded the 5% rate we ended the year with, reinforcing our general belief in the overall expansion of the market and the portfolio approach to capturing it.

Dating revenue was up only 2% year over year, but this was depressed by FX effects.  Holding FX constant to the year-ago period, Dating revenue was up 8%.  Given Tinder Plus launched in the final month of the quarter, its revenue impact was muted, and stronger revenue contributions are expected the rest of the year.  Revenue for The Match Group was up 13% over last year (19% without FX effects) driven both by solid increases in DailyBurn and the acquisition of The Princeton Review.

As expected, EBITDA was down meaningfully this quarter, driven by factors outlined in our earnings release.

We launched Tinder Plus globally in March of Q1.  Payment and renewal rates came in solidly against expectations.  As we mentioned previously, however, there is lots of learning in these early stages, and while we expect momentum and contribution to build meaningfully over time, we don’t expect it to build on a straight line basis.  Our principal focus will continue to be on maximizing the customer experience, with revenue growth a secondary consideration in the near term, and there likely will be pivots along the way that make the near term growth trajectory a little bumpy.  Christopher Payne started with us as the new CEO a month ago, and we’re confident his addition to the team positions Tinder to achieve our lofty objectives for this business.

With respect to our other businesses, the trends we were experiencing in January have generally continued.  Registrations increased substantially in the quarter, driven in part by an expanding number of profitable paid marketing opportunities, especially in mobile.  Additionally, the costs of registrations are coming down.  However, the substantial shift to mobile also pushes down conversion rates, both from the secular shift from desktop to mobile, although this gap is narrowing due to product work, and from the expanding traffic sources and new audiences coming in through mobile channels, which have a lower propensity to convert.  The net of all this is meaningful growth in users, trailed by growth in PMC at more modest, albeit solid, rates.  It’s a good start to the year following a volatile 2014 for these businesses.

Our technology consolidation continues, as does the execution of the related project to consolidate Meetic from 7 principal locations down to 3.  In Q1, we incurred approximately $3.3 million of costs in connection with these projects.  In Q2 we expect to incur approximately $9 million of these costs with approximately $5 million in the second half of the year.  (When discussing EBITDA numbers for The Match Group, in both these and future remarks, I do so excluding these costs.)

Turning to our non-Dating businesses, Q1 is the pivotal quarter for the DailyBurn business, and ours was a good one, growing subscribers meaningfully.  Marketing efforts will ratchet down for the rest of the year while product development continues, as we strive to take advantage of the wave of streaming content consumption.  At The Princeton Review, we completed the launch of our integrated consumer offering, with academic tutoring and test prep services now being offered through a unified product under a unified brand.  Over the remainder of the year we will continue to integrate operations and add to the consumer experience and expect to have real momentum exiting 2015.  We expect that The Princeton Review will be worthy of real investor interest in 2016.

Tinder continues to infuse this year’s projections with a greater deal of uncertainty than usual, just by virtue of its early stage of development.  However, taking that into account as best we can:

•                  We expect revenue growth in Dating to climb into the high single digits in Q2, with The Match Group into the high teens, with comparable or modestly higher year over year growth rates in the second half of the year.

•                  We expect Q2 EBITDA growth to be positive, though modest, given what appear to be increasing opportunities to spend marketing dollars profitably.  For the full year, we expect EBITDA growth to be at solid double digit levels.

Overall, this continues to be a heavy execution and transitional year, but so far so good.   We expect a lot of growth over the next few years.

Search & Applications (Joey Levin, CEO, Search & Applications)

The quarter came in as expected, with nice growth in our publishing businesses and consumer applications as we continue to invest in great content, new apps and richer user experiences across all devices.  As discussed last quarter, contribution from Ask and the B2B desktop business did decline, and continued to shrink as a portion of the overall economic picture for IAC Search & Applications.

On our publishing platform, we are starting to reach critical scale.  We have begun to see the benefits not only to individual businesses when applying best practices across each property, led by About.com, but we’re also starting to see technology investments driving results across all the businesses horizontally.  For example, we deployed a system for optimizing yield on programmatic ad inventory across multiple brands that on Dictionary.com alone has delivered a nearly 20% lift to the value of display ads so far while improving user experience with more relevant ads.  And we have higher expectations as we extend to more properties.

As we have added new brands to our portfolio and expanded our audience, we’re now much more capable of matching the right users with the right advertisers at the best price.  About.com’s evolution to become a true premium publisher is most advanced; total display ad revenue grew 40% and mobile display ad revenue more than doubled y/y.  This effort has required real investment in technology, scale in audience, and a liquid market of advertiser demand, which benefits all the properties.  And most importantly, we’re delivering the most beautiful content experience we’ve ever had for both users and advertisers across multiple devices.

We are also continuing to improve content creation.  Our seasoned editorial teams are now supported by the data of all of our brands, using custom-built internal systems that help us understand the interests, user-paths, and behavior of our audiences. As a result, we create content that appeals to both users and advertisers more effectively. We’re able to execute that content strategy across over 1,000 topics and multiple brands by leveraging our Expert network and technological infrastructure.  At About, we now have data to prove we are hiring better Experts (attracting audience faster), enabling them to select better topics to cover (higher topic success rate), and helping them write more engaging content (as compared to Experts brought on the network prior to our changes).  So we are seeing positive trends in terms of our ability to produce and monetize at scale.

As far as distribution, our most successful channel in attracting users at scale has been through search, both algorithmic and paid, where we get well over 100 million domestic users a month to our properties, with mobile audience continuing to grow nicely.  As users search for the content they want across more devices, we continue to see opportunity throughout the globe in these tried and true channels because we’ve built the systems capable of matching our content with relevant users in real-time on a global basis. Social media will be another meaningful source for us — particularly as we develop our tools and targeting to better tease out indicia of intent.  We more than doubled our traffic from social sources since last summer’s redesign on About.com, but it’s still tiny as a fraction of total users and we see tremendous room for growth.  And traffic from email subscribers are growing even faster.

Few if any other digital publishers have reached our scale in publishing content custom built for all the distribution outlets that matter today, including search, social, email, and content networks.  The amount of distribution available through these platforms is poised to continue to grow for some time as each platform invests more in augmenting their audience intelligence systems while the traditional media

“push” platforms continue to shed audience, mindshare, and advertisers.  We are building our content businesses to embrace the ongoing reality that about $1 billion of circulation and advertising revenue shifts out of print every year, and we expect to continue to capture a growing portion of that opportunity.

At Ask.com, as discussed last quarter, we have been retooling the business since our ability to market the product through certain channels was impacted earlier this year.  We have been creating an improved knowledge base comprised of vetted, reliable, and proprietary answers to user questions and have found early test results encouraging.  The combination of our algorithmic search expertise with systems that enable us to produce superior quality answers at scale means better relevancy.  And from a UI perspective, the question and answer output looks and feels much more like a high-gloss publication than a user-generated web forum.  We’ll need to prove this model out over the next few quarters.

On the Applications side, the B2C products continue to do very well.  The desktop business had a great quarter and we’ve ramped marketing back up since the browser changes in the middle of last year.  New products like Internet Speed Tracker are resonating with users; after launching last year it now ranks in our Top 10 free desktop applications by revenue.  We’ve also retooled our marketing spend for the new environment, and are benefiting from increased revenue per query on desktop both in the US and internationally.  And progress outside of search revenue continues with SlimWare, where we now have more than one million active, paid licenses and expect that figure to continue to grow throughout the year.  GAAP losses at SlimWare have narrowed as we get past the deferred revenue write-downs from the acquisition.  On the mobile side, Apalon now has 55 apps in 10 categories, and in 5 of those categories we have at least one app ranking in the Top 5.  At the moment, our NOAA Radar Pro is the #3 ranked paid app in the App Store overall.  While monetization in non-game mobile apps is still very early, we’re optimistic that a combination of paid, in-app sales, and advertising will start to grow our revenue per user to the point where we will be able to meaningfully expand our marketing potential.

All-in, we still expect to do over $300 million of EBITDA for the year, with Q2 down high single digits sequentially from Q1 on revenue and down slightly more on EBITDA as we will have a full quarter of the changes at Ask, in addition to pulling back on some experimental marketing spend in Q1 which drove revenue but didn’t deliver our expected returns.  In addition to Ask, some of the other legacy businesses which are winding down or have been sold will be a drag on y/y revenue and profit growth for the year, but still deliver positive cash to the business.  Those transitory issues, specifically on Websites revenue, will mask some of the growth in the key content publishing assets which are all individually expected to grow over the course of the year.  So we’re on pace to grow the content publishing businesses and continue to adjust the Applications business to take advantage of today’s changing landscape.

Media and eCommerce (Jeff Kip, CFO, IAC)

HomeAdvisor turned in another strong performance in the first quarter, with 24% overall revenue growth year-over-year, or 27% before the impact of foreign currency.  Our core U.S. business, which represents approximately 80% of total HomeAdvisor revenue, grew 34% in the first quarter — the 6th straight quarter in which revenue growth has accelerated — and April has accelerated yet again from there.  Overall HomeAdvisor growth is modestly below the core business growth rate for the quarter (and will be similarly for the remainder of 2015) because, at the end of 2014, we restructured our European business and closed some unprofitable lines of revenue.  We expect the business, which has been profitable since we acquired it as ServiceMagic in 2004, to continue to grow at its current pace and finish the year approaching $350 million in total revenue.

The key driver of HomeAdvisor’s success has been our ability to both drive demand and create a great user experience for both the consumer and professional sides of the home services marketplace.  In our business, on the consumer side, the most critical factor for customer satisfaction is being matched with the appropriate service professional for the job — and HomeAdvisor is incredibly effective at doing so because of the depth and breadth of its network of more than 90,000 active professionals.  Conversely, a professional is most satisfied when she or he is matched with a consumer who needs and is ready to pay for the specific services that professional offers — and we have been able to very efficiently acquire motivated consumers who in turn request services from our professionals on our site — service requests from consumers were up 38% year-over-year in the 1st quarter.

We have worked very hard to improve user experience for HomeAdvisor users, and we are continuing to innovate our product offering.  We are currently in the process of rolling out our Instant Booking product, which allows consumers to book appointments into a service professional’s calendar directly from their desktop and mobile devices — and we are also rolling out subscription software to service professionals to make the process seamless for them.  We are extremely excited about Instant Booking — it launched in its 7th and 8th markets and will be national this summer.  We’ve received overwhelmingly positive feedback and seen increased satisfaction scores from both professionals and consumers who have used it.  We believe that through Instant Booking and related products such as Instant Connect — where we connect the consumer directly by phone to an appropriate service professional — that we will transform the experience for both the consumer and the service professional and distance ourselves from the competition in the home services market.

In the Media segment, Vimeo continues to grow its leading platform for high quality online video distribution.  Vimeo now has more than 20,000 titles for viewing in its Vimeo on Demand library and more than 600,000 subscribers to its creator product.  Vimeo is doubling down on its content acquisition for the VOD platform, with the number of licensed titles up 5x year-over-year and plans to accelerate that growth, and viewing transactions are growing apace, having nearly tripled over the 1st quarter of 2014.  Vimeo is currently preparing to roll out subscription video on demand this summer, giving creators the ability to deliver and consumers the ability to view content through a subscription offering.

Primarily due to timing issues at Electus, where we have seen some programming moving out of the 4th quarter and into 2016, and the decision to increase investment at Vimeo, we now expect upwards of $10 million of overall investment across the eCommerce and Media segments incremental to our prior expectation, with a significant majority of the total remaining investment for 2015 taking place in the 2nd quarter.  At the same time, we now expect to see greater revenue growth for the two segments than we did previously, reaching the high teens percent in 2015, led by HomeAdvisor and Vimeo, as the investments we are making in those businesses yield returns.  2nd quarter revenue growth will be roughly in line with to somewhat stronger than 1st quarter revenue growth for the two segments.

Safe Harbor Statement

These prepared remarks contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters.  These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in senior management at IAC and/or its businesses, changes in our relationship with, or policies implemented by, Google, adverse changes in economic conditions, either generally or in any of the markets in which IAC’s businesses operate, adverse trends in the online advertising industry or the advertising industry generally, our ability to convert visitors to our various websites into users and customers, our ability to offer new or alternative products and services in a cost-effective manner and consumer acceptance of these products and services, operational and financial risks relating to acquisitions, changes in industry standards and technology, our ability to expand successfully into international markets and regulatory changes. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate.  Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of IAC’s Q1 2015 quarterly earnings announcement.  IAC does not undertake to update these forward-looking statements.